Exhibit 10.04

EXECUTION VERSION

WAIVER AGREEMENT

This Waiver Agreement (this “Third Waiver Agreement”) is made as of May 6, 2020 by and between Amyris, Inc., a Delaware corporation (the “Company”), and Ginkgo Bioworks, Inc., a Delaware corporation (“Ginkgo”), pursuant to the terms of (i) that certain Promissory Note, dated October 20, 2017 (as amended, the “Note”), issued by the Company to Ginkgo, (ii) that certain Partnership Agreement, dated October 20, 2017 (the “Partnership Agreement”), by and between the Company and Ginkgo, (iii) that certain Waiver Agreement and Amendment to Promissory Note Issued October 20, 2017, dated September 29, 2019 (the “First Waiver Agreement”), by and between the Company and Ginkgo, and (iv) that certain Waiver Agreement and Amendment, dated March 11, 2020 (the “Second Waiver Agreement”), by and between the Company and Ginkgo. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Note or the Partnership Agreement, as applicable.

RECITALS

A. Pursuant to Section 2.1(b) of the Note, the Company is required to make monthly interest payments to Ginkgo beginning on November 30, 2017 and continuing on the last day of each month thereafter, through and including the Maturity Date (each, an “Interest Payment”).

B. Pursuant to Section 4.3(a) of the Partnership Agreement, as amended by the Second Waiver Agreement, the Company is required to pay Ginkgo monthly fees beginning on March 31, 2020 and continuing on the last day of each month thereafter, through and including October 31, 2021 (each, a “Partnership Payment”).

C. Pursuant to Section 6.3 of the Note, the Company is required to notify Ginkgo in writing in the event that the consolidated cash balance of the Company is less than $10,000,000 at monthly close (the “Reporting Covenant”).

D. Pursuant to Section 4(d) of the Note, certain cross defaults by the Company are considered an Event of Default (the “Cross Default”).

E. Pursuant to Section 6 of the Second Waiver Agreement, the Company was required to pay Ginkgo on or before April 30, 2020, an aggregate of $7,153,770 (the “April 2020 Payment”), which represents all the payments due on or before April 30, 2020 pursuant to the Note, the Partnership Agreement, the First Waiver Agreement, and the Second Waiver Agreement.

F. The Company has requested and Ginkgo has agreed, in consideration of and subject to the terms and conditions contained herein, to (i) waive any failure by the Company to make the April 2020 Payment prior to April 30, 2020, (ii) waive any failure by the Company to comply with the Reporting Covenant prior to the date hereof, and (iii) waive any Cross Default by the Company occurring or existing during the period beginning on March 31, 2020 and ending on the earlier of the day the Company receives cash proceeds from any private placement of its equity and/or equity-linked securities, and May 31, 2020.

G. Pursuant to Section 10.7 of the Note, provisions of the Note may be amended or waived only by written agreement of the Company and Ginkgo.

H. Pursuant to Section 9.4 of the Partnership Agreement, any modification to the Partnership Agreement shall only be effective if made in a writing signed by the Company and Ginkgo.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Ginkgo agree as follows:

1. Reporting Covenant Waiver. In accordance with Section 10.7 of the Note, Ginkgo hereby waives any failure by the Company to comply with the Reporting Covenant prior to the date hereof, including any default or Event of Default resulting therefrom under the Note or the Partnership Agreement, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

2. Cross Default Waiver. In accordance with Section 10.7 of the Note, Ginkgo hereby waives any Cross Default by the Company occurring or existing during the period beginning on March 31, 2020 and ending on the earlier of the day the Company receives cash proceeds from any private placement of its equity and/or equity-linked securities, and May 31, 2020 (inclusive), including any default or Event of Default resulting therefrom under the Note or the Partnership Agreement, including without limitation with respect to acceleration of any Partnership Payments pursuant to Section 4.3(d) of the Partnership Agreement.

3. May 2020 Payment. Ginkgo hereby waives timely payment of the April 2020 Payment until the earlier of the day the Company receives cash proceeds from any private placement of its equity and/or equity-linked securities, and May 31, 2020 (the “Payment Deadline”), and agrees that, notwithstanding anything to the contrary in this Third Waiver Agreement, the Second Waiver Agreement remains in full force and effect with respect to the waivers and amendment set forth therein. Moreover, the Company agrees that in addition to the April 2020 Payment, it will pay to Ginkgo the additional sum of $774,011, for a total payment of $7,927,781 (the “May 2020 Payment”), which represents all the payments due on or before May 31, 2020 pursuant to the Note, the Partnership Agreement, the First Waiver Agreement, the Second Waiver Agreement, and this Third Waiver Agreement. The May 2020 Payment will be paid by the Company by wire transfer of immediately available funds in accordance with the wire instructions delivered to the Company by Ginkgo no later than two (2) Business Days prior to the applicable payment date. Any failure by the Company to make any payment set forth in this Section 3 on or prior to the applicable payment deadline shall (a) constitute an Event of Default under the Note and the Partnership Agreement; and (b) render all waivers set forth in Sections 1-5 of the Second Waiver Agreement and Sections 1-2 of this Third Waiver Agreement null and void.

4. Full Force and Effect. Except as expressly modified by this Third Waiver Agreement, the terms of the Note (as amended by the First Waiver Agreement), the Partnership Agreement (as amended by the Second Waiver Agreement), and the First and Second Waiver Agreements shall remain in full force and effect.

5. Release. In consideration of the agreements contained in this Third Waiver Agreement and other good and valuable consideration, the Company unconditionally and irrevocably releases, waives, and forever discharges Ginkgo, together with its respective predecessors, successors, assigns, subsidiaries, affiliates, agents, employees, directors, officers, attorneys, and attorneys’ consultants (collectively, the “Released Parties”), from (x) any and all liabilities, obligations, duties, promises, or indebtedness of any kind (if any) of the Released Parties to the Company or any of its affiliates, which existed, arose, or occurred at any time from the beginning of the world to the date of this Third Waiver Agreement; and (y) all claims, offsets, causes of action, suits, or defenses of any kind whatsoever (if any), which the Company or any of its affiliates might otherwise have against the Released Parties, or any of them; in either case of (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance, or matter of any kind, which existed, arose, or occurred at any time from the beginning of the world to the date of this Third Waiver Agreement, whether at law or in equity, whether based upon statute, common law or otherwise, whether matured, contingent or non-contingent, whether direct or indirect, whether known or unknown, whether suspected or unsuspected, which the Company ever had, now has, or may claim to have against, arising out of, based on, asserted in, or in connection with any agreement or event.

6. Section 1542 Waiver. In consideration of the agreements contained in this Third Waiver Agreement and other good and valuable consideration, the Company unconditionally and irrevocably waives any rights it has or may have pursuant to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

7. Attorneys’ Fees. The Company promises to pay to Ginkgo immediately upon receipt of an invoice any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Ginkgo between March 12, 2020 and the date hereof, inclusive, in connection with the Note, the Partnership Agreement, the First and Second Waiver Agreements, and/or this Third Waiver Agreement, including, without limitation, with respect to the administration, collection, enforcement, amendment or modification of any of them; and with respect to any waiver, consent, release, termination, litigation, administrative proceeding, arbitration, bankruptcy proceeding, or dispute resolution. Any failure by the Company to make timely payment as set forth in this Section 7 shall render all waivers set forth in Sections 1-5 of the Second Waiver Agreement and Sections 1-2 of this Third Waiver Agreement null and void.

8. Integration. This Third Waiver Agreement, the Note (as amended by the First Waiver Agreement), the Partnership Agreement (as amended by the Second Waiver Agreement), and the First and Second Waiver Agreements constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

9. Counterparts. This Third Waiver Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Third Waiver Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) or other electronic format, and delivery of any signature page by any such method will be deemed to have the same effect as if the original signature page had been delivered to the other party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Third Waiver Agreement as of the date first above written.

AMYRIS, INC.

By: _/s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Business Officer

[Waiver Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Waiver Agreement as of the date first above written.

GINKGO BIOWORKS, INC.

By: /s/ Jason Kelly
Name: Jason Kelly
Title: CEO

[Waiver Signature Page]